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                                                                     EXHIBIT 5

               OPINION OF AKIN, GUMP, STRAUSS, HAUER & FELD L.L.P.

             [AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. LETTERHEAD]

                               September 1, 2000


Clear Channel Communications, Inc.
200 East Basse Road
San Antonio, Texas  78209

Gentlemen:

         We have acted as counsel to Clear Channel Communications, Inc. (the "Company") in connection with the preparation for filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended. The Registration Statement relates to 2,167,332 shares of the Company's Common Stock, par value $.10 per share (the "Common Stock"), issuable upon exercise of options and warrants currently outstanding under certain option agreements and warrant agreements (the "Option Agreements") with current and former employees and directors of AMFM Inc.

         The law covered by the opinions expressed herein is limited solely to the Federal laws of the United States and the laws of the State of Texas. This firm is a registered limited liability partnership organized under the laws of the State of Texas.

         We have examined such corporate records, documents, instruments and certificates of the Company and have received such representations from the officers and directors of the Company and have reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed herein. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents, instruments, records and certificates submitted to us as originals.

         We have further assumed that:

         (i) all applicable state and foreign securities laws will have been complied with, as of any option exercise date with respect to the Option Agreements;

         (ii) the Common Stock issuable upon exercise of the options and warrants granted pursuant to the Option Agreements will be validly authorized and available for issuance (as of the date hereof, there are a sufficient number of shares of Common Stock authorized, unissued and reserved to cover the issuance of the maximum number of shares of Common Stock currently provided for under the Option Agreements);

         (iii) the options and warrants granted pursuant to the Option Agreements will be exercised in accordance with the terms of the Option Agreements and any other applicable documents;





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         (iv)     the shares of Common Stock issued upon exercise of the Option
                  Agreements will be evidenced by appropriate certificates properly executed and delivered; and

         (v) on the date of exercise, the options and warrants granted pursuant to the Option Agreements (and all documents related thereto) will be duly executed, as applicable, authorized, issued and delivered; will constitute the valid and binding obligations of the Company enforceable in accordance with their respective terms.

         Based upon the foregoing, we are of the opinion that the Common Stock will, if, as, and when the options and warrants granted pursuant to the Option Agreements are exercised, and upon issuance and delivery of the Common Stock against payment therefor in the manner contemplated by the Option Agreements, be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                    Very truly yours,

                                    /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P

                                    AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P